EXHIBIT 99.1

Contact:	Janice Monahan
480/693-5729

FOR IMMEDIATE RELEASE: Tuesday, Nov. 2, 2004

AMERICA WEST REPORTS RECORD OCTOBER 2004 TRAFFIC

     PHOENIX—America West Airlines (NYSE:AWA) today reported record traffic statistics for October 2004. Revenue passenger miles (RPMs) were a record 2.0 billion, an increase of 11.7 percent from October 2003. Capacity for October 2004 was a record 2.6 billion available seat miles (ASMs). The passenger load factor for the month of October was a record 79.4 percent, up 1.5 points from October 2003.

     The airline reported a record year-to-date load factor of 77.6 percent, up from 76.8 in 2003. Year-to-date RPMs were a record 19.5 billion, a 9.3 percent increase from 2003. ASMs increased 8.1 percent for the current year to a record 25.1 billion.

     “We are pleased to report our fourth consecutive month of record load factors,” said Scott Kirby, executive vice president, sales and marketing. “While our October 2004 revenue per available seat mile, or RASM, remained below last year’s levels for the same period, we did see some improvement relative to our RASM performance in our recently reported third quarter.”

     The following summarizes America West’s October and year-to-date traffic results for 2004 and 2003:

	Oct. 2004	Oct. 2003	% Change
Revenue Passenger Miles (000)	2,025,126	1,812,919	11.7
Available Seat Miles (000)	2,551,243	2,327,563	9.6
Load Factor (percent)	79.4	77.9	1.5	pts.
Enplanements	1,821,251	1,671,913	8.9

	YTD 2004	YTD 2003	% Change
Revenue Passenger Miles (000)	19,473,305	17,821,787	9.3
Available Seat Miles (000)	25,101,559	23,214,896	8.1
Load Factor (percent)	77.6	76.8	0.8	pts.
Enplanements	17,617,317	16,833,876	4.7

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America West Airlines
October Traffic / 2

     For the month of October 2004, America West will report its domestic on-time performance of 76.7 percent and its completion factor of 98.8 percent to the Department of Transportation. Low ceilings and thunderstorms in the airline’s Phoenix and Las Vegas hubs negatively impacted on-time performance during October. Excluding those four days, the airline’s domestic on-time performance would have been 80.0 percent and its completion factor would have been 99.1 percent.

     For additional information regarding the airline’s current cost per available seat mile (CASM) guidance, fuel hedging positions, and planned capital expenditures for the remainder of 2004, please visit the investor relations update, which is located in the “About AWA” section of the airline’s Web site at www.americawest.com. The investor relations update page also includes current distribution percentages (information on the airline’s distribution channels) and fleet plan through 2007.

     America West Airlines is the nation’s second largest low-fare airline and the only carrier formed since deregulation to achieve major airline status. America West’s 13,000 employees serve nearly 55,000 customers a day in 96 destinations in the U.S., Canada, Mexico and Costa Rica.

-AWA-